EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 7, 2020—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the first quarter of 2020.

MGE Energy's earnings for the first quarter of 2020 were $26.0 million, or 75 cents per share, compared to $24.0 million, or 69 cents per share, for the same period in the prior year.

During the first quarter of 2020, electric and gas net income increased as a result of lower fuel costs, savings in operating and maintenance costs, and customer growth. Increased investments in rate base also contributed to higher earnings. Colder than normal weather in the first quarter of 2019 and milder weather in the first quarter of 2020 partially offset this increase. Gas retail sales decreased by 14% and electric retail sales decreased by 3%.

The situation around the COVID-19 pandemic remains fluid. As a provider of critical infrastructure, we continue to serve new and existing customers by completing work necessary for essential business operations. We are following the guidance of state and federal agencies to manage essential work and to ensure the health, safety and well-being of our employees, customers, and community. We continue to monitor the situation and our response.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended March 31,	2020	2019
Operating revenue	$149,873	$167,569
Operating income	$31,440	$30,512
Net income	$26,037	$24,007
Earnings per share (basic and diluted)	$0.75	$0.69
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such statements include the risks and uncertainties related to the COVID-19 pandemic.  Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain.  We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com